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                                                                    EXHIBIT 99.2

HEADLINE: Total Renal Care Holdings, Inc. Announces Intention to Place Convertible Subordinated Notes

DATELINE: Torrance, CA November 9

BODY:
          Total Renal Care Holdings, Inc. (NYSE: TRL) today announced that it has commenced marketing an offering of up to $300,000,000 (plus a 15% over-allotment option) of Convertible Subordinated Notes (the "Notes"). The Notes will be sold only to qualified institutional buyers pursuant to Rule 144A. The Company intends to use the net proceeds from any sale of the Notes to pay down revolving debt.

          The Notes have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or qualification or an applicable exemption from registration or qualification requirements.

          Torrance-based Total Renal Care Holdings, Inc. is the second largest domestic and largest independent worldwide provider of integrated dialysis services for patients suffering from chronic kidney failure. The Company owns and operates high-quality, free-standing kidney dialysis centers and home peritoneal dialysis programs in 33 states, as well as Washington, D.C., Puerto Rico, Guam, Argentina, and Europe, and also provides high-quality acute hemodialysis services to inpatients at approximately 306 hospitals. Currently, TRL will operate 492 outpatient dialysis facilities and provide services to approximately 37,900 patients, with approximately 2,200 patients in 35 centers under TRL management (including patients to be served under the Satellite Dialysis Centers agreement, which is effective December 1, 1998). The company additionally operates ESRD laboratory and pharmacy facilities, as well as vascular access management, transplant services and ESRD clinical research programs.